CUSIP No. 36117M105	13G	Page 8 of 8 Pages

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to shares of Common Stock of FutureWorld Corp. and further agree that this Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on March 4, 2016.

EASTMORE CAPITAL, LLC

By:	/s/ Felicia Preston
Name:	Felicia Preston
Title:	Director

EMA FINANCIAL, LLC

By:	/s/ Felicia Preston
Name:	Felicia Preston
Title:	Director